Exhibit 10.20

SUBLEASE

This SUBLEASE (“Sublease”), is made as of the 27th day of September, 2011 (“Effective Date”), by and between CIT Group Inc., a Delaware corporation (“Sublandlord”), and Mesoblast, Inc., a Delaware corporation (“Subtenant”).

W I T N E S S E T H:

WHEREAS, Sublandlord leases approximately 130,116 rentable square feet of office space commonly known as third (3rd) through fourteenth (14th) floors (“Original Premises”) in the building commonly known as 505 Fifth Avenue, New York, New York (“Building”) pursuant to that certain Agreement of Lease dated June 7, 2005 (“Prime Lease”), by and between Fifth @ 42nd LLC, a Delaware limited liability company, as landlord (“Prime Landlord”), and Sublandlord, as tenant; and

WHEREAS, Subtenant desires to sublease the entire third (3rd) floor of the Building (“Premises”) from Sublandlord, and Sublandlord has agreed to sublease such Premises to Subtenant upon the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of Ten and No/100 Dollars ($10.00), and in consideration of the mutual covenants contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties hereto covenant and agree as follows:

1. DEFINED TERMS. All capitalized terms used herein shall have the same meaning as in the Prime Lease unless otherwise defined herein.

2. SUBLEASE. Subject to all the terms, covenants, conditions, and provisions of the Prime Lease, Subtenant hereby subleases the Premises from Sublandlord, which consists of Fifteen Thousand Six Hundred Twenty Four (15,624) stipulated rentable square feet of office space, as depicted in the Prime Lease. All of the terms and conditions of the Prime Lease are hereby incorporated by reference except to the extent expressly modified by, or excluded from, this Sublease. Sublandlord represents and warrants to Subtenant that the Prime Lease attached hereto as Exhibit E is, except to the extent redacted, a true, correct, and complete copy of the Prime Lease and there are no further amendments thereto. Except as expressly permitted in the Prime Lease or this Sublease, Sublandlord shall not voluntarily terminate or modify the Prime Lease so as to materially adversely affect Subtenant or its use and occupancy of the Premises without Subtenant’s prior written consent.

3. COMMENCEMENT AND EXPIRATION DATES. The Premises shall be subleased for a term (“Term”) beginning on the date (“Sublease Commencement Date”) which is two (2) business days after the latest to occur of: (i) the mutual execution and delivery of this Sublease; and (ii) receipt of Prime Landlord’s written consent hereto in substantially the same form attached hereto as Exhibit F (“Prime Landlord’s Consent”), and expiring at 11:00 p.m. on May 30, 2021 (“Sublease Termination Date”). Notwithstanding anything contained herein to the contrary, Subtenant shall not be entitled to possession of the Premises until Sublandlord receives the LC (defined hereafter) and certificate of Subtenant’s insurance as required herein.

4. RENT.

(a) The annual base rent (“Base Rent”) under this Sublease shall be payable at the same times and in the same manner as rent is payable under the Prime Lease, except that: (i) Subtenant shall pay the seventh (7th) monthly installment of Base Rent in the amount of Sixty Five Thousand One Hundred and No/100 Dollars ($65,100.00), within five (5) business days after full execution of this Sublease and receipt of Prime Landlord’s Consent to the Sublease; (ii) Subtenant shall pay each month’s Rent (defined hereafter) on or prior to the first day of each month, as required herein, and thereafter through the Sublease Termination Date; and (iii) Base Rent shall be payable in the amounts stated in the following Base Rent Schedule:

Base Rent Schedule

15,624 Stipulated Rentable Square Feet

Months	Monthly Base Rent	Annual Base Rent
One (1) through forty-two (42)	$65,100.00	$781,200.00
Forty-three (43) through seventy-eight (78)	$83328.00	$999,936.00
Seventy-nine (79) through Sublease Termination Date	$98,001.54	$1,176,018.48

The Base Rent, Additional Rent, and such other sums due hereunder are collectively referred to as “Rent”. All Rent shall be paid to Sublandlord as follows: CIT, Global Real Estate, 1 CIT Drive, Livingston, NJ 07039, or such other place as Sublandlord may designate, without any set-off or deduction whatsoever.

(b) Notwithstanding the foregoing to the contrary, so long as an Event of Default (defined hereafter) does not occur during the Term, Subtenant shall receive an abatement of Base Rent only in the total amount of Three Hundred Ninety Thousand Six Hundred and No/100 Dollars ($390,600.00) (“Total Abatement”) for the first six (6) months of the Term. If an Event of Default occurs during the Term, then the then-unamortized portion of the Total Abatement shall immediately become due and payable as provided in this Sublease, as if same had not been abated, which shall be computed by multiplying the Total Abatement by a fraction, the numerator of which shall be the number of months left in the Term as of the date of the Event of Default, and the denominator of which shall be the total months in the Term as originally set on the Sublease Commencement Date; provided, however, if Sublandlord does not terminate this Sublease or Subtenant’s possession of the Premises, and Subtenant further cures such Event of Default, then such abatement of Base Rent shall not become immediately due and payable. To the extent the Sublease Commencement Date starts on a date other than the first day of the month, the Total Abatement shall be prorated over additional months, as necessary, so that the Total Abatement is fully realized by Subtenant, subject to the terms of this paragraph.

(c) In addition to Base Rent, Subtenant shall pay to Sublandlord: (i) Twelve and 01/100 percent (12.01%) (“Subtenant’s Share”) of Tenant’s Operating Payment and Tenant’s Tax Payment due and payable by Sublandlord to Prime Landlord under the Prime Lease in excess of the respective amounts of Tenant’s Operating Payment payable by Sublandlord for the 2011 calendar year and Tenant’s Tax Payment payable by Sublandlord for the 2011 fiscal year (i.e. the period from July 1, 2011 through June 30, 2012); and (ii) one hundred percent (100%) of the charges for any services or other fees (not already constituting a portion of Tenant’s Operating Payment) relating solely to the Premises due under the Prime Lease (collectively, “Additional Rent”), at the same times, provided same notice is delivered to Subtenant in the same manner as such sums are due under the Prime Lease. Notwithstanding the foregoing, in no event shall Subtenant be charged for Subtenant’s Share of costs charged pursuant to Section 3.02E of the Prime Lease which relate to Tenant’s Tax Payment for any years prior to the 2010/2011 fiscal year.

(d) Sublandlord will use reasonable efforts to procure Prime Landlord’s Consent in accordance with the terms of the Prime Lease. If, notwithstanding such reasonable efforts, Sublandlord fails to procure Prime Landlord’s Consent within thirty (30) days after the Effective Date, then Sublandlord or Subtenant may terminate this Sublease with at least three (3) days prior written notice to the other party. If Prime Landlord’s Consent is received by Sublandlord at any time within the foregoing three (3) day notice period (inclusive of the 3rd day), then this Sublease shall not terminate, and any prior notice of termination given by Sublandlord and/or Subtenant shall be deemed withdrawn and without force or effect.

5. SECURITY.

(a) Within two (2) business days after the full execution of this Sublease and receipt of Prime Landlord’s Consent to the Sublease, Subtenant shall deliver to Sublandlord an irrevocable, clean, commercial letter of credit in favor of Sublandlord, in form and substance reasonably acceptable to Sublandlord, in the amount of One Million One Hundred Seventy Six Thousand Eighteen and 48/100 Dollars ($1,176,018.48) (“LC”), issued by a United States financial institution reasonably acceptable to Sublandlord (“LC Bank”), as security for the full and faithful performance and observance by Subtenant of the terms, covenants, and conditions of this Sublease. The use, application, or retention of the LC, or any portion thereof, by Sublandlord shall not prevent Sublandlord from exercising any other right or remedy provided by this Sublease or by law, it being intended that Sublandlord shall not first be required to proceed against the LC, and the LC shall not operate as a limitation on any recovery to which Sublandlord may otherwise be entitled. Subtenant shall cause the LC to remain in full force and effect during the entire Term and thereafter until sixty (60) days after the natural expiration or earlier termination (not due to an Event of Default (defined hereafter)) of this Sublease.

(b) Immediately upon, and at any time or from time to time after, the occurrence of an Event of Default, Sublandlord will have the unconditional right to draw on the LC at the LC Bank’s Manhattan offices located in New York, New York to the extent necessary: (i) to cure any default of Subtenant’s; (ii) to pay any other sum to which Sublandlord becomes obligated by reason of a Subtenant default; or (iii) to compensate Sublandlord for any monetary loss or damage which Sublandlord suffers thereby arising from a default by Subtenant. Upon the payment to Sublandlord of the proceeds of any draw or draws made by Sublandlord under the LC, together with any and all interest accruing thereon (collectively, “Draw Proceeds”), Sublandlord will hold the Draw Proceeds in its own name and for its own account, without liability for interest, to use and apply any and all of the Draw Proceeds: (i) to cure any default of Subtenant’s; (ii) to pay any other sum to which Sublandlord becomes obligated by reason of a Subtenant default; or (iii) to compensate Sublandlord for any monetary loss or damage which Sublandlord suffers thereby arising from a default by Subtenant. Among other things, it is expressly understood that the Draw Proceeds will not be considered an advance payment of Base Rent or Additional Rent, nor a measure of Sublandlord’s damages resulting from any default by Subtenant hereunder (past, present, or future). Further, immediately upon the occurrence and during the continuance of any Event of Default, Sublandlord may, from time to time and without prejudice to any other remedy, use the Draw Proceeds (whether from a contemporaneous or prior draw on the LC) to the extent necessary to make good any arrearages of Base Rent or Additional Rent, and/or to pay to Sublandlord any and all amounts to which Sublandlord is entitled in connection with the pursuit of any one or more of its remedies hereunder. Any delays in Sublandlord’s draw on the LC or in Sublandlord’s use of the Draw Proceeds as provided in this Section will not constitute a waiver by Sublandlord of any of its rights hereunder with respect to the LC or the Draw Proceeds. Within five (5) business days after the application of the Draw Proceeds, Subtenant will cause the LC to be replenished to its full amount thereunder. Sublandlord will not be liable for any indirect, consequential, special, or punitive damages incurred by Subtenant arising from a claim that Sublandlord violated the bankruptcy code’s automatic stay in connection with any draw by Sublandlord of any Draw Proceeds, Sublandlord’s liability (if any) under such circumstances being limited to the reimbursement of direct costs as and to the extent expressly provided in this Section. Nothing in this Sublease or in the LC will confer upon Subtenant any property rights or interests in any Draw Proceeds; provided, however, that within sixty (60) days after the natural expiration or earlier termination (not due to an Event of Default (defined hereafter)) of this Sublease, and after application of any proceeds towards any default by Subtenant hereunder, Sublandlord agrees to return any remaining unapplied balance of the Draw Proceeds then held by Sublandlord, and the LC itself (if and to the extent not previously drawn in full) to the Subtenant.

Subtenant acknowledges that Sublandlord has the right to transfer its interest in this Sublease, and Subtenant agrees that in the event of any such transfer, Sublandlord shall have the right, at Subtenant’s sole cost and expense, to transfer or assign the LC and/or the Draw Proceeds to the transferee. In such event, Subtenant shall look solely to such transferee for return of the LC and/or the Draw Proceeds so transferred. Subtenant shall, within ten (10) business days of request by Sublandlord, execute such further instruments or assurances as Sublandlord may reasonably deem necessary to evidence or confirm Sublandlord’s transfer or assignment of the LC and/or Draw Proceeds to such transferee or mortgagee.

6. RIGHTS AND OBLIGATIONS OF SUBTENANT.

(a) Subtenant shall conform to, and use the Premises in accordance with, all the terms, covenants, and conditions of the Prime Lease to the extent applicable to the Premises, the use of the Common Areas, and the Rules and Regulations for the Building as set forth in the Prime Lease, and will do no act, or fail to do any act, which will result in a violation of such terms, covenants, or conditions. Subtenant shall perform all of the terms, obligations, covenants, and conditions of the Prime Lease to be performed on the part of the “Tenant” therein named to the extent applicable to the Premises and to the extent incorporated by reference in the Sublease, as well as relating to the use of the Common Areas, and the Rules and Regulations for the Building as set forth in the Prime Lease. Subtenant shall carry and maintain all insurance coverage required of the “Tenant” under the Prime Lease with respect to the Premises and Subtenant’s occupancy thereof, and such insurance shall name Prime Landlord and the Sublandlord as additional insureds. Subtenant shall provide Prime Landlord and Sublandlord with insurance certificates or other required evidence and proof of payment thereof (or, to the extent required by the Prime Lease, copies of Subtenant’s insurance policy or a binder of insurance), proving the foregoing insurance is in place prior to Subtenant’s taking possession of the Premises, and shall update same if and as when required by the Prime Lease. Furthermore, Subtenant shall be responsible for causing the Premises to comply with the Americans with Disabilities Act, and any similar law which relates to the Premises, as same may be amended from time to time (collectively, “Code”). Notwithstanding the foregoing, if, as of the Sublease Commencement Date, the Premises shall not be in compliance with the Code, then Sublandlord shall, at its sole cost and expense, promptly cause the Premises to be brought into compliance with the Code, except to the extent same is expressly Prime Landlord’s responsibility under the Prime Lease. Thereafter during the Term, if the Premises shall not be in compliance with the Code, whether due to a change in laws, alterations performed by Subtenant, or otherwise, then Subtenant shall, at its sole cost and expense, promptly cause the Premises to be brought into compliance with the Code, except to the extent same is expressly Prime Landlord’s responsibility under the Prime Lease.

(b) Subject to the terms hereof, Subtenant shall be entitled to the rights of Sublandlord as “Tenant” under the Prime Lease, insofar as the same relate to the Premises, and Sublandlord shall have no liability by reason of any default of the Prime Landlord, it being understood that if Sublandlord shall fail to fulfill any obligation of the Sublandlord hereunder, and if such failure is caused, in whole or in part, by the failure of the Prime Landlord, Subtenant, or any other subtenant, licensee, or non-Sublandlord occupant of the Original Premises to comply with its obligations under the Prime Lease, then Sublandlord shall have no obligation or liability to Subtenant by reason of such failure, provided Sublandlord uses reasonable efforts to enforce the obligations of any such other subtenant, licensee, or non-Sublandlord occupant under their respective agreements pursuant to Section 36 below. Notwithstanding the foregoing, Sublandlord shall be entitled to all of the rights, but not the obligations, of the Prime Landlord under the Prime Lease in relation to Subtenant and this Sublease, and Subtenant shall look solely to the Prime Landlord for compliance with the Prime Landlord’s duties under the Prime Lease.

(c) During the Term: (i) Sublandlord will make commercially reasonable efforts to cause Prime Landlord to perform its obligations under the Prime Lease as same relate to the Premises; and (ii) if necessary, as reasonably determined and requested by Subtenant, Sublandlord shall, at the expense of Subtenant, prosecute legal action against Prime Landlord to enforce Prime Landlord’s obligations under the Prime Lease. Subtenant shall be entitled to receive and retain any recovery allocable solely to the Premises resulting from any such actions by Sublandlord (after recovery by Sublandlord of all reasonable loss, claim, liability, cost, and expense due to Sublandlord by Subtenant hereunder) including any abatement of Rent to the extent, if any, provided under the Prime Lease, and solely as such permitted abatement relates to the Premises.

(d) Notwithstanding anything contained herein to the contrary, with respect to Sublandlord’s audit rights under Sections 3.09B and 3.09C of the Prime Lease (collectively, “Audit Rights”), Sublandlord covenants it will continue to conduct an annual “desktop review,” i.e. a limited, but diligent review of Landlord’s Statements. If, upon completion of any such review, Sublandlord would have commenced a full audit (or a more significant review) of Landlord’s records when Sublandlord fully occupied the entire Original Premises, then Sublandlord shall commence and enforce Sublandlord’s rights to audit (or more significantly review, as applicable) in a prompt manner and in accordance with the terms of the Prime Lease. Subtenant acknowledges and agrees that Sublandlord’s exercise of its Audit Rights shall not constitute Sublandlord’s agreement or acquiescence that Sublandlord was overcharged under the Prime Lease, nor shall same constitute a guaranty, promise, or obligation of a payment of any sums to Subtenant; however, Subtenant shall nevertheless be entitled to receive and retain any refund or credit allocable solely to the Premises resulting from such overcharge and to the extent same relates to payments made by Subtenant.

7. OBLIGATIONS OF SUBLANDLORD. Sublandlord shall:

(a) Pay “Rent” as due;

(b) and comply, in all material respects, with all other obligations under the Prime Lease, except to the extent same have been delegated or conveyed to other subtenants, licensees, and/or non-Sublandlord-occupants of the Original Premises;

(c) Duly observe and perform every term and condition of the Prime Lease that is performable by Sublandlord (which excludes any term or condition related to any subleased, licensed, and/or non-Sublandlord-occupied portions of the Original Premises) and that either cannot be performed by Subtenant or is not Subtenant’s responsibility under the Sublease; and

(d) Not knowingly do any act that would constitute a default under the Prime Lease.

Notwithstanding anything contained herein to the contrary, Sublandlord shall not be liable to Subtenant for any damages or claims arising by reason of the termination of the Prime Lease or this Sublease, except for such as may be directly caused by Sublandlord’s breach of this Sublease or Sublandlord’s default under the Prime Lease resulting in the termination thereof, unless such default is due to any act or failure to act on the part of Subtenant (or any other subtenant, licensee, and/or non-Sublandlord-occupant of the Original Premises) or any breach or default by Subtenant in the performance of its obligations under this Sublease (which includes compliance with the Prime Lease except as otherwise expressly excluded herein), or a default by any other subtenant, licensee, or non-Sublandlord occupant of the Original Premises, in which case Sublandlord shall not be liable to Subtenant for any damages or claims whatsoever. In any event, and notwithstanding anything contained herein to the contrary, Sublandlord shall not be liable to Subtenant under any circumstances for any consequential, special, or punitive damages by reason of the termination of this Sublease or any default of Sublandlord hereunder.

8. USE. Subtenant shall use the Premises exclusively for the purposes expressly permitted by the Prime Lease (“Use”), and for no other purpose. Subtenant shall not use the Premises for any purpose which is prohibited under the Prime Lease.

9. ALTERATIONS.

(a) Subtenant shall not make any alterations in or to the Premises without the prior written consent of Sublandlord (which consent Sublandlord shall not unreasonably withhold), and the Prime Landlord (to the extent required by the Prime Lease) in each instance, and without complying with the provisions of the Prime Lease. Sublandlord shall request Prime Landlord’s consent to any such alterations by Subtenant promptly upon Subtenant’s request. In the event Sublandlord fails to respond to any request for alterations made by Subtenant in writing (“Original Alterations Notice”) within fifteen (15) business days after Sublandlord’s receipt of such request, then Subtenant may resubmit such request in writing to Sublandlord with a notice set forth at the top of its request for approval, containing a legend in 14 point bold type which states in bold and all-capital letters: “URGENT NOTICE OF WAIVER OF RIGHTS BY SUBLANDLORD,” and the content of such notice identifies this Section and Article 6 of the of the Prime Lease and further states in bold and all capital letters: “IF SUBLANDLORD FAILS TO RESPOND TO THIS NOTICE WITHIN THREE (3) BUSINESS DAYS AFTER SUBLANDLORD’S RECEIPT OF SAME, THEN SUBLANDLORD’S CONSENT TO THE PROPOSED ALTERATIONS SHALL BE DEEMED TO HAVE BEEN GIVEN” (“Second Alterations Notice”). In the event Sublandlord receives a Second Alterations Notice, and if Sublandlord fails to respond thereto within such three (3) business day period, then Sublandlord’s consent solely to the alterations set forth in the Second Alterations Notice (if and only if such alterations have not been amended or modified in any way from those set forth in the Original Alterations Notice), shall automatically deemed to have been given. Nothing contained in the foregoing to the contrary shall in any way release Subtenant from the obligation to procure the Prime Landlord’s consent to any alterations, nor shall Sublandlord’s approval, or deemed approval, of any alterations constitute Prime Landlord’s consent to same, nor otherwise bind Prime Landlord in any way. Similarly, Prime Landlord’s consent to any alterations shall in no way constitute Sublandlord’s consent to same, nor, in way, bind Sublandlord. Prime Landlord’s required response to a request for its approval of any alterations shall be pursuant to the terms of the Prime Lease, and Sublandlord shall have no liability to Subtenant for Prime Landlord’s failure to comply with the terms thereof.

(b) To the extent Sublandlord incurs any costs or expenses (whether as a result of charges by the Prime Landlord under the Prime Lease or Sublandlord’s own reasonable, out-of-pocket expenses in connection with any review), Subtenant shall reimburse Sublandlord for all such reasonable, out-of-pocket costs and charges, which fees shall not exceed One Thousand Five Hundred and No/100 Dollars ($1,500.00) for each review solely for Sublandlord (“Sublandlord’s Review Fee”), plus any sums due the Prime Landlord under the Prime Lease, within thirty (30) days after being billed therefor. Notwithstanding the foregoing, Sublandlord’s Review Fee shall not be applicable to the Work (as defined in the attached Work Letter). In the event that any mechanic’s lien is filed or recorded against the Premises or Building as a result of any work or act of, by, through, or for Subtenant, the Subtenant, at its expense, shall discharge or bond over the same so as to be in compliance with the Prime Lease within twenty (20) days from the filing or recording thereof. If Subtenant fails to discharge said mechanic’s lien within such twenty (20) day period,

Sublandlord may bond or pay same without inquiring into the validity of merits or such lien, and all sums so advanced, plus interest at the Interest Rate (defined hereafter), shall be paid to Sublandlord upon demand as Additional Rent. At, or prior to, the end of the Term, Subtenant shall remove any alterations installed by, or for the benefit of, Subtenant, if required by Prime Landlord pursuant to the Prime Lease or, upon an Event of Default, if requested by Sublandlord (and such removal would be required under the Prime Lease at the end of the term therefor), and Subtenant shall repair any damage caused as a result of such removal, all at Subtenant’s sole cost and expense. As a condition to Sublandlord’s consent to any alterations (other than the Work), Sublandlord shall have the right to require Subtenant to deposit reasonable security with Sublandlord with respect to any alterations Subtenant intends to undertake, and Sublandlord shall have the right to establish a construction escrow for payment of such security deposit to pay for any construction costs directly to the contractor and subcontractors, all at Subtenant’s sole cost and expense. Notwithstanding the foregoing to the contrary, so long as: (i) Subtenant has a net worth in excess of Fifty Million and No/100 Dollars ($50,000,000.00), as verified by Sublandlord in its reasonable judgment; and (ii) the aggregate anticipated cost of the alterations which Subtenant intends to perform in any twelve (12) month period is less than Five Hundred Thousand and No/100 Dollars ($500,000.00), then Subtenant shall not be required to deposit additional security with respect to such intended alterations.

(c) Sublandlord shall not be entitled to any management, coordination or supervision fee in connection with any alterations made by Subtenant in the Premises, including, without limitation, pursuant to the Work Letter attached to the Sublease as Exhibit A. Notwithstanding the foregoing, nothing in this Section (c) shall prevent Sublandlord from collecting any such fees which are due and payable to Prime Landlord under the Sublease, which Sublandlord agrees to promptly pay to Prime Landlord.

10. NO ASSIGNMENT OR SUBLETTING.

(a) To the extent either the Prime Lease and/or the Prime Landlord’s consent to this Sublease expressly permits any affiliates or successors by merger of any subtenant of Sublandlord to use and access the Premises (whether by assignment, sublease, or general occupancy), such rights are granted to Subtenant herein; provided, however, in such event: (1) Subtenant shall not be released from its obligations hereunder; (2) Subtenant and any such affiliates and successors shall be jointly and severally liable with Subtenant hereunder; (3) such transfer shall not be permitted if the intent or the result is that Subtenant avoids liability under this Sublease; and (4) the surviving entity, if applicable, shall have a net worth equal to or greater than that of Subtenant as of the day prior to the consummation of such transfer. Except as stated above, Subtenant may not assign this Sublease, nor further sublet the Premises, nor permit the same to be used or occupied by others without the prior written consent of Sublandlord (which consent Sublandlord shall not unreasonably withhold), as well as Prime Landlord (to the extent required under the Prime Lease). Sublandlord shall request Prime Landlord’s consent to any such assignment or subletting by Subtenant promptly upon Subtenant’s request. In the event Sublandlord fails to respond to any request for an assignment, sublease, or other transfer of Subtenant’s interest in and to the Premises (collectively, “Transfer”), made by Subtenant in writing (“Original Transfer Notice”) within fifteen (15) business days after Sublandlord’s receipt of such request, then Subtenant may resubmit such request in writing to Sublandlord with a notice set forth at the top of its request for approval, containing a legend in 14 point bold type which states in bold and all-capital letters:

“URGENT NOTICE OF WAIVER OF RIGHTS BY SUBLANDLORD,” and the content of such notice identifies this Section and Article 11 of the of the Prime Lease and further states “IF SUBLANDLORD FAILS TO RESPOND TO THIS NOTICE WITHIN THREE (3) BUSINESS DAYS AFTER SUBLANDLORD’S RECEIPT OF SAME, THEN SUBLANDLORD’S CONSENT TO THE PROPOSED TRANSFER SHALL BE DEEMED TO HAVE BEEN GIVEN” (“Second Transfer Notice”). In the event Sublandlord receives a Second Transfer Notice, and if Sublandlord fails to respond thereto within such three (3) business day period, then Sublandlord’s consent to the proposed Transfer set forth in the Second Transfer Notice (if and only if the request for such Transfer has not been amended or modified in any way from the Original Transfer Notice), shall automatically deemed to have been given. Nothing contained in the foregoing to the contrary shall in any way release Subtenant from the obligation to procure the Prime Landlord’s consent to any Transfer, nor shall Sublandlord’s approval, or deemed approval, of any Transfer constitute Prime Landlord’s consent to same, nor otherwise bind Prime Landlord in any way. Similarly, Prime Landlord’s consent to any Transfer shall in no way constitute Sublandlord’s consent to same, nor, in way, bind Sublandlord. Prime Landlord’s required response to a request for its approval of a Transfer shall be pursuant to the terms of the Prime Lease, and Sublandlord shall have no liability to Subtenant for Prime Landlord’s failure to comply with the terms thereof.

(b) If Sublandlord (and Prime Landlord to the extent required under the Prime Lease) consents to Subtenant’s assignment of this Sublease or further sublease of the Premises, at a rental or for other consideration in excess of the Rent due and payable by Subtenant under this Sublease, then Subtenant shall pay to Sublandlord, as “Additional Rent” (in addition to any other sums comprising Additional Rent hereunder): (i) on the first day of each month during the term of any such sublease, fifty percent (50%) of the excess of all rent and other consideration actually received from the sub-subtenant for such month over the Rent then payable to Sublandlord pursuant to the provisions of this Sublease for said month, following the deduction of any direct, reasonable and out-of-pocket expenses incurred by Subtenant in connection therewith, including without limitation, legal, brokerage, construction, fees and free rent (or if only a portion of the Premises is being sublet, the excess of all rent and other consideration due from the sub-subtenant for such month over the portion of the Rent then payable to Sublandlord pursuant to the provisions of this Sublease for said month which is allocable on a square footage basis to the space sub-sublet) and any amounts due to Prime Landlord pursuant to Article 11 of the Prime Lease; and (ii) with respect to any assignment, immediately upon receipt thereof, fifty percent (50%) of the entirety of any other profit or gain realized by Subtenant from such assignment following the deduction of any direct, reasonable and out-of-pocket expenses incurred by Subtenant in connection therewith, including without limitation, legal and brokerage fees and other concessions and any amounts due to Prime Landlord pursuant to Article 11 of the Prime Lease. Notwithstanding anything contained in this Section to the contrary, no assignment of this Sublease or further sublease shall release Subtenant from its liability hereunder. Further notwithstanding the foregoing to the contrary, any profit splitting between Sublandlord and Subtenant with respect to this Section shall only occur with respect to any profit which remains, if any, after Subtenant pays to the Prime Landlord one hundred percent (100%) of any sums due Prime Landlord pursuant to the terms of the Prime Lease with respect to such sublease, assignment, or other conveyance. Subtenant shall also be required to reimburse Sublandlord for its reasonable out-of-pocket costs incurred by Sublandlord in connection with Sublandlord’s review or assessment of a proposed sublease or assignment by Subtenant hereunder in an amount not to exceed $3,000.00.

(c) Further notwithstanding anything contained herein to the contrary, Sublandlord shall have the right to withhold its consent to a sublease or assignment for any of the following reasons, all of which shall be illustrative of reasonable reasons Sublandlord may withhold its consent, but which shall not be deemed exhaustive: (i) in Sublandlord’s reasonable judgment, the transferee is engaged in a business or activity, or the Premises will be used in a manner, which: (1) is not consistent with the Use, or (2) does or would likely violate any restrictions or requirements set forth in the Prime Lease; (ii) the transferee, in Sublandlord’s reasonable opinion, is not reputable, or does not have sufficient financial means to perform all of its obligations under the sublease or assignment, as the case may be; (iii) there will be more than two (2) entities (including Subtenant, but excluding any affiliates of Subtenant whose occupancy is permitted pursuant to the terms of the Prime Lease and/or the Prime Landlord’s Consent) occupying the Premises after any sublease; and (iv) the transferee shall be entitled, directly or indirectly, to diplomatic or sovereign immunity, or shall not be subject to the service of process in, and the jurisdiction of the courts of, the State of New York.

11. DEFAULT. Upon the occurrence of any one or more of the following events (each referred to as an “Event of Default”), Subtenant shall be deemed in default:

(a) if Subtenant shall fail to make the full payment of any installment of Rent when due and such amounts remain unpaid for more than three (3) business days after written notice to Subtenant; provided, however, no such notice and grace period shall apply if Subtenant fails to make any payment when due more than twice in any twelve (12) month period;

(b) if Subtenant shall default in the observance or performance of any term, covenant, or condition of this Sublease or the Prime Lease on Subtenant’s part to be observed or performed (other than as described in Section 11(a), (c), or (d)), and Subtenant shall fail to remedy such default within twenty (20) days (or such lesser time as provided by the Prime Lease), after notice by Sublandlord to Subtenant of such default; or, in the case of a happening or default which cannot, with due diligence, be cured within such twenty (20) day period, and the continuation of such period will not constitute a violation of the Prime Lease, or subject Sublandlord and/or Prime Landlord to the risk of criminal liability, or termination of any superior lease (including the Prime Lease), or foreclosure of any superior mortgage, if Subtenant shall not: (i) within said twenty (20) day period, advise Sublandlord and Prime Landlord of Subtenant’s intention to duly institute all steps necessary to remedy such situation; (ii) duly institute within said twenty (20) day period, and thereafter diligently and continuously prosecute to completion all steps necessary to remedy the same; and (iii) complete such remedy within such time after the date of the giving of said notice of default by Sublandlord and/or Prime Landlord (whichever is earlier) as shall be reasonably necessary. In the event of a conflict, the terms of this Section 11(b) shall prevail over any conflict with any other non-monetary grace periods contained in this Sublease not contained in this Section 11;

(c) if Subtenant: (i) cannot meet its obligations as they become due; (ii) becomes, or is declared, insolvent according to any law; (iii) makes a transfer in fraud of creditors according to any applicable law; (iv) makes a general assignment of all or a substantial portion of its property for the benefit of creditors; or (v) files a petition for relief under the Federal Bankruptcy Code or any other present or future federal or state insolvency, bankruptcy, or similar law (collectively “Applicable Bankruptcy Law”); (vi) a receiver or trustee is appointed for Subtenant or its property (vii) the interest of Subtenant under this Sublease is levied on under execution or under other legal process; (viii) any involuntary petition is filed against Subtenant under Applicable Bankruptcy Law; or (ix) any action is taken to reorganize or modify Subtenant’s capital structure if Subtenant is a corporation or other entity (provided that no such levy, execution, legal process, or petition filed against Subtenant shall constitute a breach of this Sublease if Subtenant shall vigorously contest the same by appropriate proceedings and shall remove or vacate the same within sixty (60) days from the date of its creation, service, or filing, or such lesser time as provided in the Prime Lease); or

(d) if Subtenant makes an unpermitted assignment of this Sublease or to further sublease the Premises or any portion thereof in violation of the terms herein.

In the event of a conflict or contradiction between the terms of this Sublease and the Prime Lease as to what constitutes an Event of Default, the more beneficial provision or provisions to Sublandlord shall prevail.

12. REMEDIES. Upon the occurrence of an Event of Default, and in addition to Sublandlord’s rights under Section 5 of this Sublease, Sublandlord may, at any time thereafter, give to Subtenant five (5) days notice of termination of this Sublease or of Subtenant’s possession of the Premises. The Term or Subtenant’s possession of the Premises, as the case may be, shall terminate upon the expiration of said five (5) days with the same effect as if the date of expiration of said five (5) day period was the termination date of this Sublease, but Subtenant shall remain liable for damages as provided in this Section, in this Sublease, and in the Prime Lease.

(a) In addition, after the occurrence of an Event of Default:

(i) Sublandlord or Sublandlord’s agents or servants may, in addition to any rights and remedies granted the Prime Landlord under the Prime Lease which are also granted to Sublandlord hereunder, immediately, or at any time after such default or the termination of this Sublease or Subtenant’s possession of the Premises, as the case may be, re-enter the Premises or any part thereof, without notice, either by summary proceedings or by any other applicable action or proceeding, or by force or otherwise (without being liable to indictment, prosecution, or damages therefor), and may repossess the Premises and dispossess Subtenant and any persons from the Premises, and remove any and all of their property and effects therefrom without incurring any liability to Subtenant or any other person for such repossession or removal; and

(ii) Sublandlord, at Sublandlord’s sole option, may relet the whole, or any part or parts of the Premises, from time to time, either in the name of Subtenant, Sublandlord, or otherwise, to such tenant or tenants, for such term or terms ending before, on, or after the expiration date of this Sublease, at such rental or rentals and upon such other conditions, which may include concessions and free rent periods, as Sublandlord, in Sublandlord’s sole discretion, may determine. Sublandlord shall, solely to the extent required by applicable law, attempt to relet the Premises; provided, however, subject to Sublandlord’s obligations, if any, pursuant to applicable law, in no event shall Sublandlord be liable for refusal or failure to relet the Premises or any part thereof, or, in the event of any such reletting, for refusal or failure to collect any Rent due upon any such reletting, or for the Prime Landlord’s refusal to accept any proposed tenant, and no such refusal or failure shall operate to relieve Subtenant of any liability under this Sublease or otherwise affect any such liability. Sublandlord, at Sublandlord’s option, may make such repairs, replacements, alterations, additions, improvements, decorations, and other physical changes in and to the Premises as Sublandlord, in Sublandlord’s sole discretion, considers advisable or necessary in connection with any such reletting or proposed reletting, without relieving Subtenant of any liability under this Sublease or otherwise affecting any such liability.

(b) Acceptance of Rent by Sublandlord with knowledge of any default, or the failure of Sublandlord to seek redress for any default, or to insist upon the strict performance of any term, covenant, condition, or obligation of this Sublease shall not constitute a waiver thereof, and Sublandlord shall have all remedies provided herein and by applicable law with respect to any subsequent act or omission which would have originally constituted a default. Sublandlord’s remedies for any default which are available to it under this Sublease, the Prime Lease, or at law or in equity, shall be cumulative, and Sublandlord’s decision to pursue any particular remedy following any default shall not affect the availability of any other remedy for such default or for any subsequent default.

(c) If this Sublease and the Term shall terminate, or if Subtenant’s possession of the Premises is terminated, as the case may be, expire, or come to an end as provided in this Section, or by or under any summary proceeding, or any other action or proceeding, or if Sublandlord shall re-enter the Premises as provided in this Section, then, in any of these events:

(i) Subtenant shall pay to Sublandlord all Rent and other charges payable under this Sublease by Subtenant to Sublandlord to the date upon which this Sublease and the Term shall have expired or to the date of re-entry upon the Premises by Sublandlord, as the case may be; and

(ii) Subtenant shall also be liable for, and shall pay to Sublandlord as damages, any deficiency (“Deficiency”) between the Rent for the period of time which constitutes the remainder of the Term (based on the original, intended Term of this Sublease) less the amount, if any, of the rents collected under any reletting effected pursuant to the provisions of this Section for any part of such period (which shall be net of Sublandlord’s expenses in connection with the termination of this Sublease or Sublandlord’s re-entry upon the Premises, and net of the costs of such reletting including, without limitation, all repossession costs, brokerage commissions, legal expenses, attorneys’ fees, alteration costs, and other expenses of preparing the Premises for such reletting). Upon a default hereunder by Subtenant, Sublandlord shall be entitled to accelerate all payments required of Subtenant hereunder throughout the Term, and Sublandlord may demand the entire Deficiency under this Sublease in one action, without the requirement to file suit as each month’s Deficiency would have come due hereunder; provided, such sums shall be discounted to the then-present value using a discount factor of the Prime Rate (defined hereafter); and

(iii) Nothing contained in this Section shall be deemed to limit or preclude the recovery by Sublandlord from Subtenant of the maximum amount allowed to be obtained as damages by any statute, rule of law, or equitable judgment, or of any sums or damages to which Sublandlord may be entitled in addition to the damages set forth in this Section. Any and all duties or liabilities of Subtenant hereunder which accrue on or before the date of expiration or termination of this Sublease shall not be terminated with the Sublease, but instead shall survive such termination. Notwithstanding anything contained herein to the contrary, Subtenant hereby waives any right of redemption it may have as a result of Sublandlord’s default under this Sublease or otherwise.

13. DAMAGE OR CONDEMNATION.

(a) If Prime Landlord or Sublandlord shall elect to terminate the Prime Lease after an event of casualty or condemnation, this Sublease shall also terminate. In any such event, Subtenant shall have no claim (against Sublandlord, Prime Landlord, or otherwise), by reason of such termination, and Subtenant shall have no interest in any insurance proceeds (other than proceeds from its own policies), or any condemnation award.

(b) If a casualty or condemnation shall occur and Prime Landlord and Sublandlord do not elect to terminate the Prime Lease, this Sublease shall remain in full force and effect and neither Sublandlord nor Subtenant shall have the right to terminate this Sublease by reason of such casualty or condemnation (but Subtenant shall be entitled to an abatement of Rent to the extent, if any, provided under the Prime Lease, and solely as such permitted abatement relates to the Premises).

(c) Notwithstanding the foregoing to the contrary, in the event: (i) of damage or destruction to the Premises; and (ii) (1) Prime Landlord’s estimate (required pursuant to Section 10.03 of the Prime Lease) to rebuild such damage for which Prime Landlord is responsible under the Prime Lease (“Rebuild Estimate”) exceeds fifteen (15) months after the date of such damage or destruction, or such damage occurs during the last fifteen (15) months of the Term; or (2) the rebuild is not completed and possession of the Premises is not delivered by Prime Landlord to Subtenant by the date first estimated by Prime Landlord in the Rebuild Estimate, subject to any delays excusable under the Prime Lease (i.e., due to adjustment of insurance, labor trouble, governmental controls, acts of God, or any other reason beyond Prime Landlord’s reasonable control); and (3) such damage or destruction involves a substantial part of the Premises (i.e. an amount, not in any event less than fifty percent (50%) of the rentable area of the Premises, such that Subtenant cannot reasonably be expected to conduct its business as contemplated hereby in the balance of the Premises), then, Subtenant may terminate this Sublease by notice to Sublandlord (“Subtenant’s Termination Notice”). In order to be effective, Subtenant’s Termination Notice must be given within thirty (30) days after the first to occur of (ii)(1) or (ii)(2) above, as applicable, and such termination shall be effective upon the giving of Subtenant’s Termination Notice. Subtenant’s failure to provide the Subtenant’s Termination Notice within such thirty (30) day period shall be deemed Subtenant’s election not to terminate this Sublease, and Subtenant shall make any repairs to the Premises required of “Tenant” under the Prime Lease.

14. SUCCESSORS AND ASSIGNS. This Sublease, and the rights and obligations of the parties hereunder, shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns, subject to the terms of Section 10 hereof.

15. APPROVAL. In the event Subtenant desires to do anything which would require the Prime Landlord’s approval under the terms of this Sublease or the Prime Lease, then Subtenant, in addition to requesting Prime Landlord’s consent, shall also be required to submit a written request to Sublandlord for its prior written approval, which approval shall not be unreasonably withheld or delayed. Subtenant agrees to indemnify, defend (using counsel reasonably satisfactory to Sublandlord), and hold Sublandlord harmless from and against any and all costs, expenses, reasonable attorneys’ fees, lawsuits, judgments, losses, and the like, relating to, or arising from, directly or indirectly, Subtenant’s failure to comply with the terms hereof.

16. SPECIFIC PROVISIONS OF PRIME LEASE. Except as otherwise expressly provided in, or otherwise inconsistent with, this Sublease, or to the extent not applicable to the Premises, the terms, provisions, covenants, stipulations, conditions, rights, obligations, remedies and agreements contained in the Prime Lease are incorporated in this Sublease by reference, and are made a part hereof as if herein set forth at length. For purposes of incorporating the Prime Lease into this Sublease, all references in the Prime Lease to (a) the term “Landlord” shall be deemed to mean “Sublandlord” except as otherwise set forth in this Sublease, (b) the term “Tenant” shall be deemed to mean “Subtenant” except as otherwise set forth in this Sublease, and (c) the term “demised premises” shall be deemed to mean “Premises.” Notwithstanding the foregoing to the contrary, and except as expressly set forth herein, Sublandlord shall not be liable, nor responsible, for any of the obligations, covenants, representations, warranties, liability, or responsibility of the Prime Landlord under the Prime Lease, nor shall this paragraph be construed to imply or require same of Sublandlord. Furthermore, in the event Subtenant defaults under the Prime Lease, nothing contained herein shall be deemed to limit Subtenant’s liability for such default solely as it relates to the Premises; instead, Subtenant shall be liable for all liability of the “Tenant” under the Prime Lease for the entire Original Premises resulting from such default by Subtenant. To the extent incorporated herein and except for any Rent obligations, Subtenant shall be responsible for all duties and obligations of the named “Tenant” under the Prime Lease as same relates to the Premises, and notwithstanding anything contained herein or in the Prime Lease to the contrary, Subtenant shall not have the right to: (a) renew the Prime Lease or this Sublease; (b) expand the Premises (or exercise any option to expand the Premises); or (c) use any allowance allocated Sublandlord as “Tenant” under the Prime Lease. In addition the following sections and exhibits of the Prime Lease shall not be applicable to this Sublease: “Witnesseth” paragraph; Section 1.01; Section 1.02; Section 1.03; Section 1.04; Article 2; Section 3.01(A); Section 3.01(F); Section 3.03(B); Section 3.06 (except to the extent such amounts due thereunder relate to the Premises); Section 3.09(B); Section 3.09(C); Section 6.01 (first paragraph only); Section 7.04 (all but first sentence, but same shall not affect Subtenant’s rights under Section 6(c) hereof); Section 7.05; Section 7.07; Section 9.07; Section 9.08(a); Section 9.08(b); Section 9.10; Article 10; Section 11.05(a); Section 11.06(e); Section 11.08; Section 11.09; Section 11.10; Article 12; Section 19.01(a)(i) (all but first two sentences); Section 19.01(b)(ii) and (iii); Section 19.01(c) (beginning with the sixth full sentence through the remainder of the Section); Section 19.01(d); Section 19.01(f)(2); Section 19.04 (first fall sentence through word “withheld”); Section 19.07; Section 20.01; Article 22; Section 23.05; Section 24.02; Section 28.02; Article 29; Section 32.02; Section 34.07; Section 34.14; Section 34.15; the last sentence of Section 34.20(c); Section 34.22; Articles 35 through 42; Schedule F; Exhibit I; Schedule J; Schedule K; Schedule L; and Schedule O. Reference to “Landlord” in Sections 13.01 through 13.03, Section 34.10, and Section 34.16 shall be deemed a reference to Prime Landlord only.

17. HOLD HARMLESS.

(a) In addition to any other rights or remedies of Sublandlord hereunder, Subtenant, its officers, directors, and assigns hereby covenant and agree to indemnify, defend (using counsel reasonably approved by Sublandlord), and hold Sublandlord, its officers, directors, employees, and assigns harmless from and against any and all claims, judgments, damages, penalties, fines, costs, liabilities, or losses, contingent or otherwise (collectively “Losses”), which Sublandlord, its officers, directors, employees, or assigns may incur arising out of Subtenant’s breach of the terms and conditions of this Sublease and the Prime Lease, including, but not limited to, any Losses which occur as a result of Sublandlord’s breach of the Prime Lease, which are directly or indirectly, and in whole or in part, due to Subtenant’s breach of this Sublease. The obligations under this Section shall survive the expiration or sooner termination of the Sublease.

(b) Sublandlord does hereby covenant and agree to indemnify, defend, and hold Subtenant harmless from and against any and all Losses, which Subtenant incurs arising directly and solely out of Sublandlord’s breach of the terms and conditions of this Sublease and the Prime Lease (excluding any Losses which occur as a result of Sublandlord’s breach of the Prime Lease, which is directly or indirectly, and in whole or in part, due to Subtenant’s breach of this Sublease or a default by any other subtenant, licensee, or non-Sublandlord occupant of the Original Premises). Notwithstanding anything contained herein to the contrary, in no event shall Sublandlord be liable to Subtenant for any consequential, special, or punitive damages whatsoever. The obligations under this Section shall survive the expiration or sooner termination of the Sublease.

18. ESTOPPEL. If Sublandlord or the Prime Landlord requests that Subtenant provide an estoppel certificate or a subordination and attornment agreement, or a document of similar import, Subtenant shall provide Sublandlord and Prime Landlord with same, and pursuant to the requirements of the Prime Lease, within the earlier of: (a) eight (8) days after Prime Landlord’s or Sublandlord’s request for same, as the case may be; and (b) two (2) days prior to the time same is due under the Prime Lease, but in no event less than five (5) days after submission of same to Subtenant. Sublandlord shall attempt to promptly provide Subtenant with a request for an estoppel and/or subordination and attornment agreement upon receipt of same from Prime Landlord. Subtenant acknowledges and agrees that any duty of the Prime Landlord to provide Sublandlord with a non-disturbance agreement and/or any right of Sublandlord to same under the Prime Lease shall not constitute a duty of Sublandlord, nor a right of Subtenant, with respect to same.

19. PRIME LEASE. Notwithstanding anything to the contrary contained herein, in the event the Prime Lease is terminated for any reason whatsoever, this Sublease shall terminate on the date that the Prime Lease is terminated. Upon any such termination of the Prime Lease for any reasons other than Subtenant’s breach or default hereunder, or Sublandlord’s default under the Prime Lease occasioned by Subtenant’s failure to perform its obligations hereunder, all Rent due and owing hereunder shall be pro-rated, where applicable, as of the date of such termination, and paid to Sublandlord, and thereafter in the event of a termination of the Prime Lease which is not due to Subtenant’s breach or default under this Sublease and/or Sublandlord’s default under the Prime Lease which is due to Subtenant’s breach or default under this Sublease, then, Sublandlord shall have no further obligation or liability to Subtenant arising from, through, or under this Sublease except as more particularly set forth herein, and upon Subtenant’s return of possession of the Premises to

Sublandlord and Subtenant’s compliance with its obligations hereunder accruing on and/or before the date of such termination, Subtenant shall have no obligation or liability to Sublandlord accruing after the date of such termination relating to this Sublease, except as more particularly set forth herein.

20. CONDITION OF PREMISES. Except as expressly set forth in this Sublease, neither Sublandlord nor Sublandlord’s agents, employees, or contractors have made any representations, warranties, or promises with respect to the Premises, or the equipment, furniture, or improvements therein situated, if any, or the physical condition or size of the Premises. Subtenant accepts the Premises in its present “as-is where is and with all faults” condition, and subject to normal wear and tear between the date of this Sublease and the date of occupancy by Subtenant. Except as expressly set forth in the attached Exhibit A, neither Sublandlord nor the Prime Landlord shall be under any obligation to make and/or pay for any alterations, additions, installations, substitutions, improvements, or decorations to the Premises. Sublandlord hereby grants to Subtenant a license to use the existing furniture, fixtures, equipment and wiring located in or serving the Premises, which is detailed on the attached Exhibit B (collectively, “Furniture”), for no additional consideration so long as this Sublease is in force. Subtenant shall not acquire any title or other ownership rights in or to the Furniture during the Term; provided, however Subtenant shall have the right to remove all or any portion of same during the Term so long as Subtenant replaces same with other furniture of equal or greater value and quality; provided further, however, Subtenant shall remain responsible to return all of the Furniture to Sublandlord in the event of an early termination of this Sublease. Upon expiration or earlier termination (for reasons other than an Event of Default) of this Sublease, Subtenant shall: (a) be required to purchase the Furniture from Sublandlord for the amount of one dollar ($1.00); (b) remove the Furniture from the Premises; and (c) return the Premises to the condition same was in as of the Sublease Commencement Date, normal wear and tear permitted by the Prime Lease and damage for which Subtenant is not responsible excepted, and to the extent required by the terms of the Prime Lease. During the Term, Subtenant shall, at Subtenant’s sole cost and expense, insure the Furniture for its full replacement value (with Sublandlord named as an additional insured and as loss payee).

Subtenant shall not hold over after the expiration of the Term. If Subtenant fails or refuses to surrender possession of the Premises pursuant to the provisions of this Sublease at the natural expiration or earlier termination of this Sublease (which, in the event of an earlier termination is due to an earlier termination of the Prime Lease), such possession shall be construed to be a tenancy at sufferance, and Subtenant shall remain liable to Sublandlord for daily use and occupancy at the daily rate the greater of: (i) the amount due on a daily basis (or monthly if not prorated on a daily basis pursuant to the terms of the Prime Lease) from Sublandlord, as “Tenant” under the Prime Lease in the event of Sublandlord’s holdover thereunder for the entire Original Premises; (ii) the amount due on a daily basis during the last month of the Term; or (iii) the amount which would be due if the Premises had been relet at market rent (as reasonably determined by Sublandlord) at the time of such holdover, and, in addition to the foregoing, Subtenant shall indemnify, defend (using counsel reasonably determined by Sublandlord), and hold Sublandlord harmless from and against all damages, losses, and expenses, including, without limitation, consequential damages, arising from such holdover.

To the Sublandlord’s actual knowledge, without duty of inquiry, no Hazardous Material is present in the Premises (including asbestos). Notwithstanding anything to the contrary, under no circumstance shall Subtenant be liable for any Hazardous Material present at any time on or about the Premises or the Building, or the soil, air, improvements, groundwater or surface water thereof, or the violation of any laws, orders or regulations, relating to any such Hazardous Material, except to the extent that any of the foregoing actually results from the release or emission of Hazardous Material by Subtenant or its agents or employees in violation of applicable environmental laws.

21. PAYMENT OF CHARGES. As provided in Section 4 hereof, Subtenant shall pay to Sublandlord the full amount of any and all other charges due hereunder, without any set-off or deduction whatsoever except as expressly set forth herein or under the terms of the Prime Lease incorporated herein. Without limiting the generality of the foregoing, Subtenant shall not be entitled to set off against the Rent payable hereunder by reason of any alleged inaccuracy of impropriety of any charge imposed under the Prime Lease or this Sublease with respect to the Premises. In the event that Subtenant is delinquent in paying Sublandlord for any amounts due hereunder, all such amounts (including Rent) shall bear interest from the date due until the date paid at a rate which is the lower of: (a) the highest lawful rate; or (b) the “Prime Rate” as announced by JP Morgan Chase Bank, N.A. (or its successor or similarly situated bank if JP Morgan Chase Bank, N.A. is no longer in existence) from time to time, for ninety (90) day unsecured loans to its customers, changing automatically and simultaneously with each change in the Prime Rate made by JP Morgan Chase Bank, N.A. (or its successor or similarly situated bank if JP Morgan Chase Bank, N.A. is no longer in existence), from time to time (“Prime Rate”) plus five percent (5%) (“Interest Rate”). In addition to Sublandlord’s right to charge interest on any unpaid amounts hereunder as provided for in this Section, Subtenant shall pay Sublandlord a late payment charge equal to five percent (5%) of any payment due hereunder not received by Sublandlord within three (3) days after delivery of written notice of nonpayment. The foregoing late payment charge shall apply individually to all past due payments and shall not be subject to any pro rata adjustment or reduction.

22. SURRENDER OF PREMISES. Upon the expiration or earlier termination of this Sublease or the termination of Subtenant’s right of possession to the Premises, Subtenant shall surrender and vacate the Premises and deliver possession thereof to Sublandlord peaceably and quietly in the same condition they are in as of the date hereof, reasonable wear and tear and damage from casualty excepted, and Subtenant shall further comply with all of Sublandlord’s duties as “Tenant” under the Prime Lease relating to surrender of the Premises, if any. If: (a) required by the terms of the Prime Lease or this Sublease; or (b) upon the occurrence of an Event of Default hereunder (and in such case, at Sublandlord’s request), Subtenant shall promptly remove any alterations, installations, additions, and improvements, and Subtenant shall repair any damage occasioned by the removal thereof, all to the extent required by, and in accordance with, Section 9 hereof. If Subtenant shall fail to promptly remove any such alterations, installations, additions, and improvements which Sublandlord or the Prime Landlord shall designate to be removed in accordance with this Section, then such items may be removed by Sublandlord, and Subtenant shall promptly reimburse Sublandlord for any expenses incurred by Sublandlord in connection therewith, including, without limitation, the cost of removal thereof and of repairing any damage caused thereby, plus a fifteen percent (15%) administration fee. Subtenant shall also remove from the Premises all of Subtenant’s goods, effects, movable personal property, business and trade fixtures, and machinery and trade equipment, and shall repair all damage resulting from such removal. Any of such items not so removed by Subtenant at the expiration or termination of this Sublease shall be conclusively deemed to have been abandoned by Subtenant. Subtenant shall not receive any cost or credit therefor, and Sublandlord may dispose of the same without any liability to Subtenant; provided, however, that Subtenant shall promptly reimburse Sublandlord for any expenses incurred by Sublandlord in connection therewith, including, without limitation, the cost of removal thereof and of repairing any damage caused thereby, plus a fifteen percent (15%) administration fee. Subtenant shall have no obligation to remove any installations or improvements made to the Premises prior to the Term.

23. SIGNAGE. Subject to the terms of the Prime Lease, and pursuant to Section 19.06 of the Prime Lease, Sublandlord shall, at Subtenant’s sole cost and expense, assist Subtenant with obtaining Prime Landlord’s consent for suite signage, in accordance with the terms set forth on Exhibit D attached hereto and made a part hereof by this reference; provided, however, Sublandlord shall in no way be responsible to Subtenant for Sublandlord’s failure or inability to obtain Prime Landlord’s consent to such signage.

24. NOTICES. All notices, demands, statements, and communications required hereunder shall be in writing, and shall be sent by registered or certified mail, personal delivery, or via a nationally recognized overnight courier. If to Sublandlord, sent as follows: CIT Group Inc., 1 CIT Drive, Livingston, NJ 07039, Attn: Global Real Estate, with a copy to David Braffman, Esq., 11 West 42nd Street, 12th Floor, New York, NY 10036, and with a copy to William J. Lewis, Esq., Vedder Price P.C., 222 N. LaSalle Street, Suite 2500, Chicago, Illinois 60601, or to any other address that Sublandlord may specify to the Subtenant in writing. If to Subtenant, addressed to Subtenant at the Premises, or to any other address that Subtenant may specify to Sublandlord in writing. All notices shall be deemed given upon the date of receipt or refusal if mailed, personally delivered, or sent via overnight courier.

25. BROKER. Subtenant and Sublandlord each represent and warrant to the other that, other than Cushman & Wakefield, representing Subtenant, and Newmark Knight Frank, representing Sublandlord (collectively “Brokers”), the representing party has not dealt with any broker, finder, or the like, and that no broker, finder, or the like, negotiated this Sublease or is entitled to any commission in connection therewith. Each party shall indemnify, defend, and hold the other party, and its respective agents and employees harmless from any and all claims of any brokers, finders, or the like, other than Brokers, in connection with the representing party’s breach of the representation and warranty contained in the immediately preceding sentence. Sublandlord shall pay all commissions to the Brokers in accordance with the terms of a separate agreement between Sublandlord and the Brokers, if any. Notwithstanding the foregoing to the contrary, no third party shall be deemed a beneficiary of this Sublease.

26. ENTIRE AGREEMENT. This Sublease embodies the entire understanding of the parties and there are no further agreements or understandings, written or oral, in effect between the parties relating to the subject matter hereof In the event of a contradiction between the terms of this Sublease and the Prime Lease, the terms and conditions of this Sublease shall prevail as it relates to the relationship between Sublandlord and Subtenant, except to the extent such terms would permit or cause a default under the Prime Lease. This Sublease shall not become effective, and shall have no force or effect unless and until: (a) it shall be executed and delivered in quadruplicate by both parties; (b) the written consent of the Prime Landlord is obtained pursuant to the terms of the Prime Lease; and (c) the LC and Rent required to be pre-paid hereunder, if any, have been received by Sublandlord.

27. SEVERABILITY. If any term, covenant, or condition of this Sublease, or application thereof to any person or circumstance, shall, to any extent, be invalid or unenforceable, the remainder of this Sublease, or the application of such term, covenant, or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant, or condition of this Sublease shall be valid and be enforced to the fullest extent permitted by law.

28. GOVERNING LAW. The laws of the State of New York shall govern the validity, performance and enforcement of this Sublease.

29. AUTHORITY. The undersigned signator(s) warrant that they have full power and authority to execute this Sublease on behalf of the respective parties hereto. In the event Subtenant is a general partnership, all present and future partners shall be jointly and severally liable hereunder.

30. COUNTERPARTS. The Sublease may be executed in counterparts, each of which executed counterparts shall be deemed an original, and which, taken together, shall constitute one instrument. In the event of a conflict between the provisions of any original Sublease with the provisions of any other original Sublease, then, in such event, the provisions of Sublandlord’s original Sublease will govern and control.

31. HEADINGS. The headings of sections are for convenience only, and do not limit or construe the contents of the sections.

32. ATTORNEYS’ FEES. In the event that Sublandlord files a lawsuit to enforce the terms of this Sublease, and Sublandlord is the prevailing party in a final judgment, then Subtenant shall reimburse Sublandlord for all reasonable costs and expenses including, without limitation, reasonable attorneys’ fees, actually incurred by Sublandlord and/or Prime Landlord as a result of such enforcement. In the event that Subtenant files a lawsuit to enforce the terms of this Sublease, and Subtenant is the prevailing party in a final judgment, then Sublandlord shall reimburse Subtenant for all reasonable costs and expenses, including, without limitation, reasonable attorneys’ fees actually incurred by Subtenant as a result of such enforcement.

33. UTILITIES. Except for those utilities and services to be provided to Sublandlord as “Tenant” pursuant to the Prime Lease, Subtenant shall be responsible for procuring, and for the cost of, Subtenant’s utility, electric, gas, water, and communication needs which include, but are not limited to, telephone systems, wire installation, computers, and all other communication functions, as well as all housekeeping and separately metered electric and utilities to the Premises. Subtenant shall be responsible for the cost to repair and maintain all such systems within the Premises. In the event any utilities are not separately metered, Subtenant shall pay for the cost to install such meters for the Premises. In addition to the foregoing, during the Term, Subtenant shall have usage control over the HVAC package unit located within the Premises, and Subtenant shall be responsible for the cost of any repairs to, and replacement of, such HVAC package. Subtenant also acknowledges and agrees that, in addition to Subtenant’s obligations herein, to the extent Sublandlord is responsible under the Prime Lease for the maintenance, repair, and/or replacement of HVAC related ductwork which is located in, or benefits, the Premises, Subtenant shall also be responsible for same.

34. MAINTENANCE AND REPAIR CONTRACTS. Within five (5) days of the Sublease Commencement Date, Sublandlord shall provide Subtenant with names, addresses, and contact information for all service providers (as shown on the attached Exhibit C), currently performing general maintenance and repair work, HVAC maintenance, and similar services in the Premises or any of the Original Premises that are not furnished by Prime Landlord. Subtenant shall contract directly with these service providers for similar services. If Subtenant desires to use other service providers for any of such services, it shall first obtain Sublandlord’s consent, which consent shall not be unreasonably withheld, as well as the Prime Landlord’s prior written consent.

35. REPRESENTATIONS AND WARRANTIES OF SUBLANDLORD. Sublandlord represents and warrants that:

(a) it has delivered a true and correct redacted copy of the Prime Lease and all amendments thereto to Subtenant;

(b) it is a corporation duly organized, validly existing, and in good standing in its state of incorporation, and if such state is not New York, is qualified to do business and is in good standing under the laws of the State of New York;

(c) it has all requisite corporate power and authority to execute, deliver, and perform its obligations under, this Sublease, the execution, delivery and performance of this Sublease by the Sublandlord, and the consummation of all transactions contemplated hereby, have been duly authorized by all necessary corporate action of Sublandlord and will not violate any laws or governmental or court regulations or orders or any agreements to which Sublandlord is a party or is subject or by which it is otherwise bound;

(d) Sublandlord has neither given nor received any notice of default under the Prime Lease, not heretofore cured or waived, and the Prime Lease is in full force and effect; and

(e) Sublandlord has not exercised, and will not exercise, its rights with respect to maintaining the Floor Unit(s) pursuant to Section 19.01(c) of the Prime Lease.

36. MISCELLANEOUS. Notwithstanding anything else contained herein or in the Prime Lease to the contrary, except if it is the direct or indirect result of the default of Subtenant hereunder and/or the default of Subtenant, and/or any other subtenant, licensee, and/or non-Sublandlord occupant of the Original Premises under the Prime Lease, Subtenant shall not be obligated under the Prime Lease for: (a) late charges; (b) Sublandlord’s failure to comply with the terms of the Prime Lease; or (c) any sums due to Prime Landlord and relating to periods prior to the Sublease Commencement Date. Further notwithstanding anything contained herein to the contrary, in the event: (i) of a default under the Prime Lease by any subtenant, licensee, and/or non-Sublandlord occupant of the Original Premises other than Subtenant; (ii) Sublandlord has received notice of such default by the Prime Landlord; and (iii) such default will, if not cured, cause the termination of the Prime Lease, and thus this Sublease, then Sublandlord agrees to use commercially reasonable efforts to enforce any agreement between Sublandlord and such other subtenant, licensee, and/or non-Sublandlord occupant of the Original Premises, and, in the event efforts to enforce such obligations are not fruitful within the cure period provided under the Prime Lease, Sublandlord shall exercise all of its rights and remedies available at law, or in equity, as Sublandlord reasonably deems necessary or beneficial, against such party.

[THE REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties have executed and delivered this Sublease as of the day and year first above written.

SUBLANDLORD:	SUBTENANT:

CIT GROUP INC.,	MESOBLAST, INC.
a Delaware corporation	a Delaware corporation

By:	By:
Name:	Name:
Title:	Title:

EXHIBIT A

Work Letter

CIT Group Inc., a Delaware corporation (“Sublandlord”) and Mesoblast, Inc., a Delaware corporation (“Subtenant”) are executing simultaneously herewith that certain Sublease (“Sublease”) as more particularly described therein. In connection with the execution of the Sublease, Sublandlord and Subtenant have further agreed as follows (all terms herein without definition shall have the meaning ascribed to such terms in the Sublease):

1. Space Plan. Subtenant shall direct and authorize an architect licensed in the State of New York (“Architect”) to prepare a space plan of the Premises (“Space Plan”) depicting the physical layout of the improvements proposed to be constructed by Subtenant to the Premises. Upon completion, Subtenant shall deliver the Space Plan to Sublandlord and Prime Landlord for their approval, which approval with respect to Sublandlord only, shall not be unreasonably withheld, delayed, and/or conditioned.

2. Working Drawings. Subtenant shall also cause Architect to prepare the final architectural, mechanical (including heating, ventilating and air-conditioning) electrical, plumbing and structural plans and specifications (“Working Drawings”) necessary to complete the work (“Work”) required to construct the improvements to the Premises depicted in the Space Plan previously approved by Sublandlord and Prime Landlord. The Working Drawings shall be in compliance with all of the applicable terms, requirements, and conditions set forth in the Prime Lease relating thereto, including, without limitation, Article 6 (Alterations and Installations) and Schedule H (Conditions for Alterations).

Subtenant shall cause Architect to submit the finished Working Drawings to Sublandlord and Prime Landlord for their review and approval, not to be unreasonably withheld, delayed, and/or conditioned. Sublandlord shall review the Working Drawings and grant its consent or denial thereof within ten (10) business days after receipt thereof and a written request for Sublandlord’s approval (“Original WD Notice”). To the extent Sublandlord withholds its consent to the Working Drawings as aforesaid, Sublandlord shall state, with specificity, Sublandlord’s reasons for such disapproval. In the event Sublandlord fails to respond to the Original WD Notice within such ten (10) business days period, then Subtenant may resubmit such request in writing to Sublandlord with a notice set forth at the top of its request for approval, containing a legend in 14 point bold type which states in bold and all-capital letters: “URGENT NOTICE OF WAIVER OF RIGHTS BY SUBLANDLORD,” and the content of such notice identifies this Work Letter and Article 6 of the Prime Lease, and further states in bold and all capital letters: “IF SUBLANDLORD FAILS TO RESPOND TO THIS NOTICE WITHIN THREE (3) BUSINESS DAYS AFTER SUBLANDLORD’S RECEIPT OF SAME, THEN SUBLANDLORD’S CONSENT TO THE WORKING DRAWINGS SHALL BE DEEMED TO HAVE BEEN GIVEN” (“Second WD Notice”). In the event Sublandlord receives a Second WD Notice, and if Sublandlord fails to respond thereto within such three (3) business day period, then Sublandlord’s consent solely to the alterations set forth in the Second WD Notice (if and only if the Working Drawings have not been amended or modified in any way from those set forth in the Original WD Notice), shall automatically deemed to have been given. Nothing contained in the foregoing to the contrary shall in any way release Subtenant from procuring the

Prime Landlord’s consent to the Working Drawings, nor shall Sublandlord’s approval, or deemed approval, of any Working Drawings constitute Prime Landlord’s consent to same, nor otherwise bind Prime Landlord in any way. Similarly, Prime Landlord’s consent to the Working Drawings shall in no way constitute Sublandlord’s consent to same, nor, in way, bind Sublandlord.

Prime Landlord’s required response, if any, shall be pursuant to the terms of the Prime Lease and Sublandlord shall have no liability to Subtenant for Prime Landlord’s failure to comply with the terms thereof. Subtenant shall be required to make such corrections as Sublandlord reasonably and/or as Prime Landlord may designate and resubmit the Working Drawings to Sublandlord and Prime Landlord for their consent, subject to Section 6(c) of the Sublease.

Subsequent to Sublandlord’s and Prime Landlord’s approval of the Working Drawings, any changes to the Working Drawings requested by Subtenant shall be subject to the prior written consent of Sublandlord, not to be unreasonably withheld, conditioned, or delayed, and Prime Landlord, except for minor changes thereto customarily made in the field, which minor changes shall not require the consent of Sublandlord or, unless required under the Prime Lease, Prime Landlord.

3. Work. Subtenant hereby agrees that the Work shall be completed by a general contractor (“General Contractor”) and subcontractors (each, a “Subcontractor” and collectively, “Subcontractors”) approved by Sublandlord, in its reasonable discretion, and Prime Landlord. Subtenant hereby agrees to indemnify and hold Sublandlord and Prime Landlord harmless from and against any loss, cost, damage, liability or expense (including reasonable attorneys’ fees and court costs) incurred by Sublandlord and/or Prime Landlord with respect to all of Subtenant’s obligations set forth in this Section 3. Subtenant shall cause the Work to be completed in the following manner: (a) free of all liens; (b) substantially in accordance with the Working Drawings; (c) in accordance with all of the applicable terms, requirements, specifications, and conditions set forth in the Prime Lease, including, without limitation, Article 6 (Alterations and Installations) and Schedule H (Conditions for Alterations); and (d) in accordance with all applicable laws, rules and regulations (it being acknowledged by Sublandlord and Subtenant the provisions of the Sublease regarding the filing of mechanics’ liens against the Building (or underlying real estate on which the Building is located) by or through Subtenant shall control with respect to mechanics’ liens filed against the Building (or underlying real estate on which the Building is located) as a result of the Work. Subtenant shall only conduct the Work during the hours permitted for such Work pursuant to the Prime Lease, unless otherwise consented to by Sublandlord and Prime Landlord, and shall cause as minimal disruption as reasonably possible to other tenants and subtenants of the Building.

4. Access to Premises for Performance of the Work. Subtenant may access the Premises to commence construction of the Work on the day which is the later to occur of: (a) the Sublease Commencement Date; (b) the date on which Subtenant receives Sublandlord’s and Prime Landlord’s final approval of the Working Drawings; (c) the date of delivery of insurance certificates by Subtenant, General Contractor and all Subcontractors pursuant to this Work Letter and Sublease; and (d) the date of issuance of all permits and governmental approvals as may be required for the commencement of the Work. For purposes of the Work, Subtenant shall have the non-exclusive right to use the Building’s freight elevator subject to availability and scheduling as may be established by Sublandlord and Prime Landlord. Such freight elevator use by Subtenant shall be subject to any applicable charges and fees charged by Prime Landlord.

5. Cost of Work.

(i) Subject to the terms and conditions provided herein, Sublandlord shall provide to Subtenant a construction allowance in the amount of Three Hundred Twelve Thousand Four Hundred Eighty and No/100 Dollars ($312,480.00) (“Construction Allowance”) to be applied to the actual hard cost of completion of the Work based upon documented invoices approved by Sublandlord, which approval shall not be unreasonably withheld, conditioned, or delayed. Subtenant shall provide Sublandlord with copies of invoices relating to the Work and customary lien waivers and other documentation reasonably required by Sublandlord and Prime Landlord with respect thereto. To the extent the actual hard cost of the Work (“Cost of the Work”) exceeds the Construction Allowance (“Excess Costs”), Subtenant shall be obligated to pay, in a timely manner, the Excess Costs from its own funds. In addition, Subtenant shall be obligated to pay, in a timely manner, all soft cost and other expenses and fees incurred by Subtenant in connection with the Work, in a timely manner, from its own funds. In the event the Cost of the Work is less than the Construction Allowance (“Savings”), all Savings shall inure to the benefit of Sublandlord, and Subtenant shall have no right to any Savings.

(ii) Provided Subtenant is not in default under the Sublease beyond applicable notice, grace and/or cure periods, the Construction Allowance shall be paid to Subtenant for the Cost of the Work after final completion of the Work (as determined by Sublandlord in its reasonable discretion) within thirty (30) days after receipt and approval by Sublandlord of the following: (a) an application for payment and completion affidavit of General Contractor covering the Work (AIA forms G702-1992 and G703-1992); (b) all of Subtenant’s General Contractor’s, Subcontractors’, and material suppliers’ full and final waivers of liens (AIA form G706A-1994); (c) receipted bills covering all labor and materials expended and used; (d) final approved Working Drawings of the Work; (e) the certification of Subtenant’s Architect that the Work has been installed in a good and workmanlike manner substantially in accordance with the Working Drawings (AIA form G704-2000); and (f) any other documentation or information required pursuant to the Prime Lease. Subtenant agrees promptly to pay to Subtenant’s Contractors all amounts payable to them pursuant to their respective contracts in excess of the portion of the Construction Allowance disbursable hereunder; provided, however, Subtenant shall not make any payments to Subtenant’s Contractors which are not then payable pursuant to said contracts.

6. Insurance. Subtenant shall fully comply with all insurance requirements of the “Tenant” as set forth in the Prime Lease, and shall, in addition to any requirement to name Prime Landlord as an additional insured, name Sublandlord as an additional insured on any commercial general liability policy and, to the extent not in violation of the Prime Lease, as loss payee with respect to the property insurance covering the Work.

7. Indemnification. To the fullest extent permitted by law, except for the negligence and/or willful misconduct of Sublandlord and/or Prime Landlord (solely to the extent Sublandlord is released from same under the Prime Lease), Subtenant shall indemnify, defend and hold harmless Sublandlord, Prime Landlord, and/or their respective directors, officers, shareholders, employees, and agents (collectively, “Indemnified Parties”) from and against any and all loss, costs, expense, damage, injury, liability, claim, demand, penalty or cause of action (including attorneys’ fees and court costs), directly or indirectly arising out of, resulting from or related to (in whole or in part):

(a) the Work; (b) this Work Letter; (c) any mechanics’ liens which may be placed against the Building as a result of the Work; and (d) any act or omission in connection with the Work of Subtenant, General Contractor, any Subcontractor or any individual, partnership, joint venture or corporation: (i) directly or indirectly employed by General Contractor or a Subcontractor; or (ii) for whose acts or omissions General Contractor or any Subcontractor may be liable. Subtenant shall promptly advise Sublandlord in writing of any action, administrative or legal proceeding or investigation as to which this indemnification may apply, and Subtenant, at Subtenant’s expense, shall assume on behalf of Sublandlord and conduct with due diligence and good faith the defense thereof with counsel reasonably satisfactory to Sublandlord; provided, that Sublandlord shall have the right to be represented therein by advisory counsel of its own selection and its own expense.

Prior to performing the Work at the Premises or Building, all contractors (including the General Contractor and all Subcontractors) shall be required to execute, and deliver, an indemnity agreement to Prime Landlord in the form attached to Schedule H of the Prime Lease.

8. Acknowledgment of Rent Commencement. Subtenant acknowledges that, as of the Sublease Commencement Date, the Base Rent shall be paid in accordance with the terms of Section 4 of the Sublease, whether or not Subtenant has completed the Work.

9. Approvals by Prime Landlord. Sublandlord shall request Prime Landlord’s approval to any matter requiring Prime Landlord’s approval hereunder promptly upon Subtenant’s request.

[THE END OF WORK LETTER]

EXHIBIT B

LIST OF FURNITURE

505 3rd Floor Furniture Inventory

CIT INVENTORY	ITEMS	QUANTITY
A Conference Room 3A	Steelcase Convene Wedge 8’ Table Steelcase Convene Credenza 60x24 Keilhauer Elite Mid Back Faux (Ultrasuede) Chairs	1 1 8

B Pantry	Chairmaster Bar Stools Subzero Refrigerator Amana Microwave Oasis Water Machine Uline Ice Maker Dell Monitor	3 1 1 1 1 1

D Ladies Room	Gray Trash Receptacle	1

E Other

Steelcase—36” Lateral File Cabinets (5 Drawers)

Steelcase—36” Lateral File Cabinets (2 Drawers)

Steelcase—30” Lateral File Cabinets (2 Drawers)

Steelcase—36” Lateral File Cabinets (3 Drawers)

Steelcase—30” Lateral File Cabinets (3 Drawers)

Plastic Waste Paper Baskets

Blue Recycle Bin

Keys for all Furniture & File Cabinets

4 2 18 2 14 42 6

F “A” Office Modular Desk Sets—Elective Elements

P Top Desk With 2 Rectangular Worksurfaces

3 Lateral Files

Wall Mounted Storage Unit and Tack Boards

Hardwired Task Lights and Ambient Lights Above

Wall Mounted Storage Unit.

Mobile Pedestal

Steelcase Leap Desk Chair

Geiger Guest Chairs

3 9 3 3 3 3 6

G “B” Office Modular Desk Sets—Elective Elements

Bullet Top Desk With 2 Rectangular Worksurfaces

2 Lateral Files

Wall Mounted Storage Unit and Tack Boards

Hardwired Task Lights and Ambient Lights Above

Wall Mounted Storage Unit.

Mobile Pedestal

Steelcase Leap Desk Chair

Geiger Guest Chairs

22 44 22 22 22 22 44

B-1

CIT INVENTORY	ITEMS	QUANTITY
H Powered Steelcase Montage Workstation	Rounded Work Surface With Box/Box/File 2 Lateral Files Slat Wall Monitor Arm Steelcase Leap Desk Chair In/Out Tray Pen/Pencil Holder Dual Paperclip Holder	21 42 21 19 18 15 4 8

I Powered Steelcase Montage Touchdown	Rounded Work Surface With Box/Box/File 2 Lateral Files Slat Wall Monitor Arm Steelcase Leap Desk Chair	2 4 2 1 2

J Locker Room	Republic Standard Lockers 18” x 18” x 72”	4

B-2

EXHIBIT C

LIST OF SERVICE PROVIDERS

AAA LOCKSMITHS (Keys) 44 West 46th St. New York, N.Y. 10036 Bus: 212- 840-3939 Fax: 212- 921-5086 Email: www.aaahardware.com	CON EDISON 4 Irving Place Cooper Station P.O. Box 138 New York, N.Y. 10276 Bus: 800-752-6633 Email: www.coned.com	GENERAL PLUMBING (24 hr. Emergency Plumber) ROENEN ISRAEL — Manager Bus: 212- 972-5000 ext. 107 ANDREW MORAN — Plumber Bus: 212- 972-5000 Bus: 718-782-4400 Fax: 718-782-2405	LVC INTERIORS, INC. (MOTORIZED SHADES: 7TH FLOOR) PAUL RUTNIK 176 Kansas Street Hackensack, N.J. 07601 Bus: 201- 525-0222 Fax: 201- 525-0345 Email: paul.rutnik@lvcinteriors.com

AFD CONTRACT FURNITURE

(Office, Workstation Furniture

& File Cabinets)

VALERIE PEASE

88 West End Avenue

New York, New York 10023

Bus: 212- 626-9419

Cell: 917- 608-7628

Fax: 212- 626-9479

E-mail vpease@afd-inc.com

JACKIE LUI

Email: jlui@adf-inc.com

CONFIDENTIAL SHREDDING (Shredding bins) STEVEN ANASTASIO P.O. Box 8643 Woodctiff Lake, NJ 07677 Bus: 201- 573-1400 Fax: 201- 573-1496 Email: shredconfidential.com

HARVARD MAINTENANCE

(Cleaning Company)

NICOLE JENNINGS —Account Executive

570 Seventh Ave.

New York, N.Y. 10018

Bus: 212- 730-0001

Fax: 212-302-9560

Cell: 917- 560-8253

Email: Nicole@harvardmaint.com

PETER PAPRANIKU — Night Supervisor

Cell: 917- 299-9173

MIDHATTEN WOODWORKING CORP.

(Repair Wood Interiors)

STEVE GOLDBERG

P.O. Box 163

3130 Bordentown Road

Old Bridge, N.J. 08857

Bus: 732- 727-3020

Fax: 732- 727-0201

Cell: 646- 208-9875

Email: sgoldberg@midhatten.com

AMATO [Furniture) JOHN AMATO 51-02 21st Street Long Island City, NY 11101 Bus: 212-925-3639 Fax. 212-941-8637 Email: JAmato@amatofumiture.com	CONSOLIDATED CARPETS (Carpeting) DAVE WHITE 45 West 25th Street New York, New York 10010 Bus: 212- 226-4600, Ext. 235 Fax: 212- 226-4644 Cell: 732-809-9132 dwhite@consolidatedcarpet.com	HORTICULTURAL CREATIONS INC. (Interior plants) DOUG LINK 53-55 Beach Street New York, New York 10013-2399 Bus: 212- 925-5200 Fax: 212- 925-7563 Email: douglink@hcinc.org

P.J. MECHANICAL

(Air Conditioning Maintenance)

ARNOLD VARELA — Field Supervisor

135 West 18th Street

New York, New York 10011-4153

Bus: (212) 886-6666

Fax: (212) 229-2216

Cell: (917) 699-9433

Email: avarela@pjmechanical.com

AMERICAN CHRISTMAS DECORATING (Holiday Decorations @ 505 & 11W) ROBERT SOLOFF 1135 Bronx River Avenue Bronx, New York 10472 Bus: 718- 402-9700	DAY & NITE REFRIGERATION (Service for Refrigerators & Ice makers) PAT FAVA 10 Charles Street P.O. Box 310 New Hyde Park, New York 11040 Bus: 516- 378-1176 Fax: 516- 378-1735

KIPP STAWSKI MANAGEMENT GROUP

(505 Landlord)

1212 6th Avenue

New York, N.Y. 10021

ARTIE GIAMMARINO

Building Manager

TONY KLOBOCISTA

Tenant Coordinator

505 5th Avenue

Bus: 212- 370-0635

New York, New York 10017

Cell: 646- 465-0060

Bus: 212- 370-0635

Email: Tonyk@kipp-stawski.com

Cell: 917-771-7449

Fax: 212-370-0133

Email: artie505@yahoo.com

PETROCELLI ELECTRIC CO., INC.

(Light Maintenance)

ED PERRY

22-09 Queens Plaza North

Long Island City, New York 11101-4003

Bus: (718) 752-2312

Fax: (718) 937-6628

Cell: (917) 670-1968

Email: e.perry@petrocelli.corn

CAPITAL MOVING & STORAGE (Movers) STEVE McINERNEY Bus: 201- 332-7510 Cell: 201- 376-5089 Fax: 201- 332-7178 Email: steve@capitalmoving.net	DIRECT TV, INC. (Plasma screens pantries) Business Service Center PO Box 5392 Miami, Fla. ###-##-#### Bus: 888- 388-4249		SMITH GRAPHICS. INC. (Signage) RICK SMITH 99 Farrell Street Long Beach, NY 11561 Bus: 631- 420-4180 Email: rich@smithgraphicsinc.com T.F. NUGENT, INC. (Painting Contractor)

COFFEE DISTRIBUTING CORP. (Coffee, vending machine equipment, & supplies) ROB KRENSER Bus: 800- 356-8881. Ext. 147 (Jose) E-mail:RobK@cdccoffee.com Peggy Susino — Account Rep Bus: 516-746-7010 Ext.143	FIRE EXTINGUISHER MAINTENANCE CO. (Annual Fire Extinguisher Maintenance) P.O. Box 100115 166 Broadway Staten Island, New York 10310-0115 Bus: 718- 727-0701	T.F. NUGENT, INC ANDY NUGENT 10 Rockefeller Plaza New York, New York 10020 Bus: 212- 757-1995 ext. 11 Cell: 917- 560-1838 Fax: 212- 956-3148

APPROVED CONTRACTOR LIST

505 FIFTH AVENUE

GENERAL CONTRACTORS

1. StructureTone Contact: Robert Leon	(212) 481-6100

2. Tri-Star Construction Contact: Mike Barton	(212) 486-0808

3. OPT Contact: Oliver Papraniku	(212) 239-1557

4. J.T. Megan Construction Contact: Maurice Regan	(212) 790-4200

DRYWALL, CARPENTRY & ACOUSTICS

1. San Jon, Inc.	(914) 878-2210

2. Ess & Vee	(718) 786-1100

3. Component Assembly System, Inc.	(914) 738-5400

4. Superior Acoustics Drywall	(631) 269-4500

5. Concept Carpentry	(212) 636-0260

CARPET & RESILIENT FLOORING

1. Flooring by Cantabria, Inc.	(212) 973-9752

2. Ashland	(845) 267-0059

3. Sherland & Farrington	(212) 206-7500

4. BC/Exchange	(212) 391-7727

PAINTING & WALLCOVERING

1. L & L Painting Co., Inc.	(516) 349-1900

2. Hudson Shatz Painting	(212) 757-6363

3. Bond Painting	(212) 944-0070

SPRINKLERS

1. Sirina Fire Protection	(516) 942-0400

2. Abco Peerless Sprinkler Corporation	(516) 294-6850

3. Federated Mechanical Corp.	(212) 367-7658

4. Acme Sprinkler Corp.	(212) 255-4034

PLUMBING

1. City Suburban/Plumbing Corp. Contact: Carmine Sprio	(914) 738-0894

2. Par Plumbing	(516) 887-4000

3. MJM Plumbing Inc.	(212) 966-2444

4. Parkview Plumbing	(718) 792-3500

HVAC

1. Kaback Enterprises, Inc.	(212) 645-5100

2. Admore Air Conditioning Corp. Paul Rowley	(914) 237-3000

3. Concept Air Conditioning & Refrigeration Jessica Delgeorge	(718) 326-2660

ELECTRICAL

1. Michael Mazzeo Electric Corp. Contact: Nicholas Imperato	(718) 361-0306

2. E-J Electric Contact: Ed Harley	(718) 786-9400

3. H & L Electric Contact: Barry Berger	(718) 361-6400

4. Polo Electric Contact: Dino Stathis	(212) 627-8220

5. All State Electric Corp. Contact: Lenny Sainovski	(212) 244-3580

WOODWORKING

1. NJS	(908) 687-8443

2. Hordic	(718) 456-7000

3. Mid-hattan	(732) 727-3020

FILING AGENT

1. Metropolis Consulting Group Contact: Frank Fortino	(212) 233-6344

BUILDING LOCAL LAW 5 VENDOR

1. Cross Fire & Security	(718) 234-8600

ENGINEERS

1. JB & B Consulting Engineers	(212) 530-9300

2. Jack Green Associates	(212) 629-0850

3. Rossenwasser Grossman Structural Engineers	(212) 564-2424

DOOR MAINTENANCE

1. Versatile Services	(201) 541-0036

2. Harvard Door Maintenance	(212) 730-0001

EXHIBIT D

SUBTENANT’S PROPOSED SIGNAGE

D-1

EXHIBIT E

COPY OF PRIME LEASE IS ATTACHED HERETO

E-1

EXHIBIT F

FORM OF PRIME LANDLORD’S CONSENT

(See attached)

CONSENT TO SUBLEASE

FIFTH @ 42nd LLC, a Delaware limited liability company, having an office at 565 Fifth Avenue, 30th Floor, New York, New York 10017 (herein called “Landlord”), hereby consents to the subletting by CIT GROUP INC., a Delaware corporation, having an office at 505 Fifth Avenue, New York, New York (herein called “Tenant”), to Mesoblast, Inc., a Delaware corporation, having an office at 275 Madison Avenue, 4th Floor, New York, New York 10016 (herein called “Subtenant”), of the entire third (3rd) floor of the building commonly known as 505 Fifth Avenue, New York, New York (such space hereinafter called the “Sublet Space” and such building hereinafter called the “Building”) for a term expiring not later than May 30, 2021, (which such subletting is hereinafter referred to as the “Sublease”) which premises are now leased and demised by Landlord to Tenant by that certain lease dated June 7, 2005, (said lease as the same may have been and may hereafter be amended by any indentures or agreements supplemental thereto, is herein called the “Lease”), such consent being subject to and upon the following terms and conditions, to each of which Landlord, Tenant and Subtenant expressly agree:

1. Nothing herein contained shall be construed to modify, waive, impair or affect any of the covenants, agreements, terms, provisions or conditions contained in the Lease (except as may be herein expressly provided), or to waive any breach of Tenant in the due keeping, observance or performance thereof.

2. Tenant shall be and remain liable and responsible for the due keeping, performance and observance throughout the term of the Lease, of all of the covenants, agreements, terms, provisions and conditions therein set forth on the part of Tenant to be kept, performed and observed and for the payment of the fixed rent, additional rent and all other sums now and/or hereafter becoming payable thereunder, expressly including as such additional rent, any and all charges for any property, material, labor, utility or other services furnished or rendered by Landlord in or in connection with the Sublet Space in accordance with the Lease (each a “Service,” collectively, “Services”), whether for, or at the request of, Tenant or Subtenant; provided, however: (i) Tenant shall have no obligation to pay for any Services provided to Subtenant and/or the Sublet Space if Tenant has not received evidence from the Landlord that such Services were requested by Subtenant; and (ii) unless Tenant shall have previously approved or requested such Services in writing, Tenant shall have no obligation to pay for any Services provided to Subtenant and/or the Sublet Space if the cost of any particular Service exceeds Five Thousand and No/100 Dollars ($5,000.00).

3. The Sublease shall be subject and subordinate at all times to the Lease, and to all of the covenants, agreements, terms, provisions and conditions of the Lease and of this Consent, and Subtenant shall not do, permit or suffer anything to be done in, or in connection with Subtenant’s use or occupancy of, the Sublet Space which would violate any of said covenants, agreements, terms, provisions and conditions. Upon the occurrence of an event of termination, re-entry or dispossession by Landlord under the Lease in connection with or as a consequence of a default by Tenant under the Lease, Landlord may at its option, take over all of the right, title and interest of Tenant as sublessor under the Sublease and in any such event Subtenant shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of the Sublease, and in such event, Subtenant’s possession of the Sublet Space shall not be disturbed except that Landlord shall not (a) be liable for any previous act or omission of Tenant under the Sublease, (b) be subject to any offset which theretofore accrued to Subtenant against Tenant or (c) be bound by any previous modification of the Sublease to which Landlord has not consented or by any previous pre-payment of more than one month’s fixed rent or additional rent.

4. This Consent shall not be construed as a consent by Landlord, to, or as permitting, any other or further subletting by either Tenant or Subtenant or any assignment of the Sublease, and no such further assignment or subletting shall be made without the prior written consent of Landlord in each instance, except as set forth in Section 11.02 of the Lease, the provisions of which Landlord hereby agrees shall also be applicable with respect to Subtenant.

5. The Sublet Space shall (subject to all of the covenants, agreements, terms provisions and conditions of the Lease) be used solely for general, administrative and executive office purposes.

6. Upon the expiration or any earlier termination of the term of the Lease with respect to the Sublet Space or in case of the surrender of the Lease by Tenant to Landlord, the Sublease and the term and estate thereby granted shall terminate as of the effective date of such expiration, termination or surrender, and Subtenant shall vacate the Sublet Space on such date.

7. The Landlord hereby represents and warrants to Tenant and Subtenant that as of the date hereof, to Landlord’s best knowledge, Tenant is not in, and has no continuing default under the terms of the Lease, and no event has occurred which with the giving of notice or the passage of time would constitute a default under the Lease.

8. A true and complete copy of the Sublease and a true and complete copy of each amendment thereto shall be delivered to Landlord within ten (10) days after the full execution and delivery thereof by the parties thereto; it being understood that Landlord shall not be deemed to be a party to the Sublease or any such amendment nor be bound by any of the covenants, agreements, terms, provisions or conditions thereof and that neither the execution and delivery of this Consent nor the receipt by Landlord of a copy of the Sublease or of a copy of any such amendment shall be deemed to change any provision of this Consent or to be a consent to, or an approval by Landlord of, any covenant, agreement, term, provision or condition contained in the Sublease or any such amendment.

9. Subtenant shall attempt to obtain and maintain throughout the term of the Sublease, in Subtenant’s fire insurance policies covering Subtenant’s property in the Sublet Space, and Subtenant’s use and occupancy of the Sublet Space, and/or Subtenant’s profits (and shall cause any other permitted occupants of the Sublet Space to attempt to obtain and maintain, in similar policies), provisions to the effect that such policies shall not be invalidated should the insured waive, in writing, prior to a loss, any or all right of recovery against any party for loss occasioned by fire or other casualty which is an insured risk under such policies. If at any time the fire insurance carriers issuing such policies shall exact an additional premium for the inclusion of such or similar provisions, Subtenant shall give Landlord and Tenant notice thereof. In such event, if either Landlord or Tenant requests, Subtenant shall require the inclusion of such or similar provisions by such fire insurance carriers, and Tenant shall reimburse Subtenant for such additional premium for the remainder of the term of the Sublease. As long as such or similar provisions are to be included in such fire insurance policies then in force, Subtenant hereby waives (and agrees to cause any other permitted occupants of the Sublet Space to execute and deliver to Landlord written instruments waiving) any right of recovery against Landlord, Tenant, any lessors under any ground or underlying leases, any other tenants and occupants of the Building, and any servants, employees, agents or contractors of Landlord, Tenant or of any such lessor, or of any such other tenants or occupants, for any loss occasioned by fire or other casualty which is an insured risk under such policies. During any period while the foregoing waiver of right of recovery is in effect, Subtenant, or any other permitted occupant of the Sublet Space, as the case may be, shall look solely to the proceeds of such policies to compensate Subtenant or such other permitted occupants for any loss occasioned by fire or other casualty which is an insured risk under such policies. Landlord agrees that the provisions of Section 9.08 of the Lease shall also apply as between Landlord and Subtenant.

10. Neither the Sublease, this Consent to Sublease, a Memorandum of the Sublease or any other document setting forth any of the information contained therein shall be recorded.

11. Wherever in the Lease Tenant has agreed to indemnify, defend, save and hold Landlord harmless from and against any action, claim or proceeding brought against Landlord by third parties, Subtenant hereby agrees jointly and severally with Tenant to so indemnify, defend, save and hold Landlord harmless with respect to any such claim which arises out of or in connection with Subtenant’s use and occupancy of the Sublet Space

12. Landlord represents and warrants to Tenant and Subtenant that Landlord has the authority to execute this Consent as Landlord under the Lease, and no other consents or authorizations are required by Landlord or by any third parties, including any third-party lenders or landlords having any interest in the Building, the real property beneath the Building and/or any portion thereof, in connection with Tenant’s and Subtenant’s entering into the Sublease and Landlord’s consent thereto.

13. This Consent shall be binding upon and shall inure to the benefit of the parties hereto and their respective beneficiaries, successors and assigns. This Consent may be executed in any number of counterparts, each of which shall be deemed an original and which, when taken together, shall constitute a single instrument. The parties hereto agree that any signatures necessary to effectuate this Consent transmitted by facsimile shall be binding and enforceable against, and shall inure to the benefit of the parties hereto and their respective successors, legal representatives and assigns as if such signatures were an original. This Consent shall be governed by and interpreted under the laws of the State of New York. If any provision, clause, word or designation of this Consent is held to be invalid by any court of competent jurisdiction, such provision, clause, word or designation shall be deemed to be excised from this Consent and the invalidity thereof shall not affect any other provision, clause, word or designation contained herein.

14. The parties agree that the provisions of Section 9.07 of the Lease shall be applicable to any liability that Landlord may have pursuant to this Consent to either Tenant or Subtenant, as the case may be, as shall the provisions of Section 20.01 of the Lease in the event of any transfer of title to the Land (as defined in the Lease) and Building or any lease thereof.

15. Simultaneously herewith, Tenant is paying to Landlord the sum of One Thousand and No/100 Dollars ($1,000.00), and the sum of Three Thousand Five Hundred and No/100 Dollars ($3,500.00) to Morrison Cohen LLP in connection with Landlord’s review of, and consent to, the Sublease.

16. Annexed hereto are Landlord’s latest Rules and Regulations for Alterations and Approved Contractors List comprising respectively Exhibits H and C to the Lease, to be deemed to be in replacement for those Schedules annexed to the Lease.

17. Landlord hereby approves of the signage described on Exhibit D to the Sublease.

18. Landlord shall make available for Subtenant’s use for supplemental air-conditioning up to fifteen (15) tons of condenser water, and Subtenant shall pay to Landlord an annual fee therefor at the rate per ton set forth in the Lease based on Subtenant’s actual usage.

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IN WITNESS WHEREOF, the parties have caused these presents to be duly executed as of the             day of             , 2011.

FIFTH @ 42nd LLC, Landlord

WITNESS:
By:
Name:
Title:

CIT GROUP, INC., Tenant

WITNESS:
By:
Name:
Title:

MESOBLAST, INC.

WITNESS:
By:
Name:
Title:

F-6